Exhibit 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) of Arthur J. Gallagher & Co. for the registration of shares of its common stock pertaining to the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan of our report, dated April 29, 2011, relating to the unaudited consolidated interim financial statements of Arthur J. Gallagher & Co. that are included in its Form 10-Q for the quarter ended March 31, 2011.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

May 25, 2011